Exhibit 10.10
SALLY BEAUTY HOLDINGS, INC.
INDEPENDENT DIRECTOR COMPENSATION POLICY
The Board of Directors (the “Board”) of Sally Beauty Holdings, Inc. (the “Company”) has adopted the following compensation policy, effective as of November 16, 2006, for independent directors of the Company. The compensation policy has been developed to compensate certain independent directors of the Company for their time, commitment and contributions to the Board. This policy shall apply to directors of the Company who are not Company employees and who are not affiliated with Clayton Dubilier & Rice, Inc., (each an “Independent Director”).
CASH COMPENSATION
Retainers for Serving on the Board
Independent Directors shall be paid an annual cash retainer of $35,000, payable in advance in quarterly installments, for each calendar year of service on the Board. Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.
Retainers for Serving as Chairpersons
An additional annual cash retainer shall be paid to an Independent Director who serves as chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, or Finance Committee. Such additional retainer shall be payable in advance in quarterly installments, in the following annualized amounts:

Audit Committee	$10,000
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$5,000
Finance Committee	$5,000
Additional retainers paid to chairpersons for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.
Meeting Fees
For in-person Board or committee meetings, each Independent Director in attendance shall receive $2,000. For telephonic Board or committee meetings for which minutes are kept, each independent director in attendance shall receive $1,000.
EQUITY-BASED COMPENSATION
Initial Grants
Upon the appointment or election of a new Independent Director to the Board, such Independent Director shall receive, in accordance with the Company’s 2006 Omnibus Incentive Plan (“Omnibus Plan”), an initial grant of options (“Options”) to purchase shares of common stock of the Company (“Common Stock”). Such Options shall have a grant date present value equal to $70,000, and shall become exercisable in four equal annual installments beginning on the day before the first anniversary of the grant date.
Options granted to Independent Directors shall have an exercise price per share equal to the Fair Market Value (as defined in the Omnibus Plan) of a share of Common Stock on the grant date, and shall have a ten-year maximum term. In the event an Independent Director’s Board service terminates because of death, disability or involuntary termination without Cause (as defined in the Omnibus Plan), such Independent

Director’s unvested Options shall become exercisable upon such termination. If an Independent Director’s Board service is terminated for any other reason than the foregoing, unvested Options shall be canceled upon such termination.
Following the termination of an Independent Director’s Board service, such Independent Director’s vested Options shall remain exercisable until the first to occur of (i) the third anniversary of such termination or (ii) the Option’s normal expiration date. Notwithstanding the foregoing, if an Independent Director’s Board service is terminated for Cause, any outstanding Options shall be forfeited upon such termination.
Current Independent Directors
On December 5, 2006, the current Independent Directors each received an initial grant of options to purchase 15,000 shares of Common Stock, in accordance with the Company’s 2003 Stock Option Plan for Non-Employee Directors, which grants exhausted the share reserve under that plan. Because those grants had a grant date present value of less than $70,000 per Independent Director, the Company intends to grant the current Independent Directors additional options under the Omnibus Plan (subject to shareholder approval of the Omnibus Plan) with a grant date present value equal to the difference between $70,000 and the grant date present value of the December 5, 2006, grants.
Annual Grants
Each Independent Director shall be granted an annual equity-based retainer award with a value at the time of issuance of approximately $70,000. Such award shall normally be made at the first Board meeting each Company fiscal year in the form of grants of restricted stock units (“RSUs”), in accordance the Omnibus Plan, and shall vest on the last day of such fiscal year. Independent Directors whose Board service begins after the start of a Company fiscal year shall receive a grant pro-rated to reflect the number of days remaining in such fiscal year (the Company intends to grant current Independent Directors a full annual grant with respect to fiscal year 2007 following shareholder approval of the Omnibus Plan). Upon vesting, Independent Director RSUs shall be deferred into deferred stock units that shall be distributed six months after such Independent Director’s Board service terminates.
In the event an Independent Director’s Board service terminates because of death, disability or involuntary termination without Cause (as defined in the Omnibus Plan), a pro rata portion of such Independent Director’s unvested RSUs shall vest upon such termination. If an Independent Director’s Board service is terminated for any other reason than the foregoing RSUs shall be canceled upon such termination.
TRAVEL EXPENSE REIMBURSEMENT
Each of the Independent Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director. With respect to air travel, reimbursements shall be limited to the cost of first-class commercial airline tickets for the trip and date in question.
EFFECTIVE DATE, AMENDMENT, REVISION AND TERMINATION
This policy may be amended, revised or terminated by the Board at any time and from time-to-time.

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